Exhibit 10.23


                         [Puget Sound Energy Letterhead]

                               September 21, 1999


Cabot Oil & Gas Corporation
Attention:  Scott Schroeder
1200 Enclave Parkway
Houston,  Texas  77077

Re: 6% Convertible Redeemable Preferred Stock

Dear Scott:

     Puget Sound Energy, Inc. ("PSE") wishes to confirm its binding agreement with Cabot Oil & Gas Corporation ("Cabot") with respect to the repurchase by Cabot of the 1,134,000 shares of its 6% Convertible Redeemable Preferred Stock, stated value $50 per share ("Preferred Stock"), held by PSE on the terms set forth below.

1.  BASIC TRANSACTION

     Cabot will repurchase, and PSE will sell, the Preferred Stock for an aggregate price of $51,600,000, together with accrued and unpaid dividends to the date of Closing (as defined below), payable by wire transfer of immediately available funds on the date of Closing. Cabot will determine the date on which the repurchase shall occur, which shall be on or before November 1, 1999 or as soon thereafter as is, in Cabot's judgement, practicable, but in no event after November 1, 2000 (the "Closing") nor prior to the satisfactory receipt of the conditions described in section 2.1) and 2.b) of the Gas Purchase Agreement Letter of Intent between PSE and Cabot Oil & Gas Marketing Corporation dated September __, 1999. In this connection, PSE understands that Cabot expects to conduct an offering of Class A Common Stock, par value $.10 per share ("Common Stock"), of Cabot to fund the repurchase.

     At the mutual election of Cabot and PSE, Cabot may, in lieu of repurchasing the Preferred Stock for cash, repurchase the Preferred Stock for a number of shares of Common Stock to be mutually agreed on by PSE and Cabot. In such event, PSE will arrange for the sale of the Common Stock at or as soon as practicable after the Closing.

2.  PUBLICITY

     The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the agreement or the repurchase contemplated hereby prior to the Closing, and will not issue any such press releases or make any such public announcements prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

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
Mr. Scott Schroeder
Page 2
September 21, 1999

3.  COSTS

     Each party shall be responsible for and bear all its own costs and expenses (including any broker's or finder's fees) incurred in connection with the repurchase transaction and any sale of Common Stock, including expenses of its representatives and brokers. PSE shall pay all brokerage or underwriting commissions or discounts in connection with any sale of Common Stock by PSE, and in the event the repurchase is for cash, PSE will pay Cabot $137,500 in cash at Closing in lieu of the brokerage costs avoided by PSE.

     If Cabot is in agreement with the foregoing, please execute both originals of this Letter of Intent and return one of them to the undersigned.

                                            Very truly yours,

                                            PUGET SOUND ENERGY, INC.

                                            By: /s/ DONALD E. GAINES
                                                --------------------------------
                                                Donald E. Gaines
                                                Treasurer


Acknowledged and agreed:

CABOT OIL & GAS CORPORATION

By:  /s/ RAY SEEGMILLER
     ---------------------------------
Ray R. Seegmiller
Chairman and
Chief Executive Officer

Date:  September 21, 1999

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